Exhibit 5.1

August 9, 2005

The Board of Directors

The Mills Corporation

1300 Wilson Boulevard, Suite 400

Arlington, Virginia 22209

Ladies and Gentlemen:

We are acting as counsel to The Mills Corporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission, relating to the registration for resale of 85,355 shares of common stock, par value $.01 per share, of the Company (the “Shares”) by an executive officer of the Company. The Shares have been or may be issued upon the vesting of restricted stock units granted to the executive officer of the Company as an employee inducement grant pursuant to the terms of an Employment Agreement between the executive officer and the Company, dated February 2, 2004 (the “Employment Agreement”), and evidenced by an Amended and Restated Restricted Stock Unit Agreement (the “Restricted Stock Agreement”), dated January 14, 2005 and effective as of September 9, 2004. The Company granted to the executive officer 110,000 restricted stock units, and has already issued 55,000 shares of common stock upon the vesting of 55,000 shares of the restricted stock units. Of the 55,000 shares of common stock already issued, 24,645 shares were tendered back to the Company to pay the statutory minimum taxes due on such vesting and 30,355 shares of such common stock are now held by the executive officer. The remaining 55,000 Shares will be issued from time to time if and to the extent that the remaining restricted stock units become vested. The issuance of Shares has been and will be made in reliance on Section 4(2) of the Securities Act of 1933. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.	An executed copy of the Registration Statement.

The Mills Corporation

August 9, 2005

2.	The Amended and Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) on June 7, 2005 and by the Secretary of the Company on the date hereof as being complete, accurate and in effect (the “Certificate of Incorporation”).

3.	The Amended and Restated Bylaws of the Company, as amended, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.	Resolutions of the Board of Directors of the Company, adopted at a meeting held on May 20, 2004, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the authorization of the Employment Agreement and the Restricted Stock Agreement and issuance of the Shares thereunder (the “Board Resolutions”).

5.	Resolutions of the Executive Compensation Committee of the Board of Directors at meetings held on March 16, 2004, May 6, 2004 and September 8, 2004, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the authorization of the Employment Agreement and the Restricted Stock Agreement and arrangements in connection therewith (the “Committee Resolutions”).

6.	A copy of the Employment Agreement, as certified by the Secretary of the Company as being complete, accurate and in effect.

7.	A copy of the Restricted Stock Agreement, as certified by the Secretary of the Company as being complete, accurate and in effect.

In our examination of the aforesaid Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all Documents submitted to us, the authenticity of all original Documents, and the conformity to authentic original documents of all Documents submitted to us as copies (including telecopies). We also have assumed that (i) the Shares that have already been issued were issued in accordance with the terms set

The Mills Corporation

August 9, 2005

forth in the Employment Agreement, Restricted Stock Agreement, Board Resolutions, and Committee Resolutions and (ii) the Shares will not be issued in violation of the ownership limit contained in the Certificate of Incorporation. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares that have already been issued are, and the Shares remaining for issuance will be, upon issuance and delivery in the manner and on the terms described in the Employment Agreement, Restricted Stock Agreement, Board Resolutions, and Committee Resolutions, validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson LLP

HOGAN & HARTSON L.L.P.